EXHIBIT 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statements Nos. 333-138550, 333-138549, 333-127043, 333-118537, Amendment No. 1 to 333-63360, 333-41810, 333-83271, 333-56547, 333-34881, and 333-21935 on Form S-8; Amendment No. 2 to 333-124768 and Amendment No. 2 to 333-95753 on Form S-3 and Amendment No. 2 to 333-57102 on Form S-4 of our report dated November 7, 2006 (except for paragraph 4 of Note 15, as to which the date is November 8, 2006), relating to the consolidated financial statements of Mobile 365, Inc. and subsidiaries as of and for the year ended March 31, 2006, appearing in this Current Report on Form 8-K/A of Sybase Inc. dated January 24, 2007.
/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
January 24, 2007